Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES
FOURTH QUARTER & FULL YEAR FISCAL 2011 EARNINGS

Raises Monthly Distributions to $0.077 Cents per Share for a Total of $0.231 Per Share for Second
Fiscal Quarter 2012, Equal to Annualized Distribution Rate of $0.924 Per Share

New Originations of $8.6 million in Fourth Quarter and $30.3 million Since June 30, 2011

RYE BROOK, NY, September 20, 2011 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2011.

For the quarter ended June 30, 2011, the Company recorded net investment income of $1.2 million, or $0.19 per share, and a net increase in net assets resulting from operations of $0.8 million, or $0.12 per share. Net asset value was $9.08 per share at June 30, 2011.

The fiscal year 2011 results reflect operations for the ten months beginning August 31, 2010 when the Company commenced operations. The Company recorded net investment income of $4.3 million, or $0.70 per share, and a net increase in net assets resulting from operations of $2.9 million, or $0.56 per share, for this period. Distributions payable to recordholders during fiscal 2011 totaled $0.751 per share, which was covered by net investment income and undistributed short term capital gains for the fiscal year.

The Company also announced that on September 8, 2011, its board of directors raised the monthly distribution rate to $0.077 per share, or a total of $0.231 per share for the second fiscal quarter ending December 31, 2011, from its monthly distribution rate of $0.075 per share, or a total of $0.225 per share in the first fiscal quarter ending September 30, 2011. This increase represents an annualized distribution rate of $0.924 per share. These monthly distributions will be payable on November 15, 2011, December 15, 2011 and January 13, 2012 to shareholders of record on October 31, November 30 and December 30, 2011, respectively. On an annualized basis, this monthly distribution equates to a current yield of 13.5%, based on the closing price of the Company’s common stock of $6.86 per share on September 19, 2011.

Full Circle Capital Corporation was formed on April 16, 2010 and commenced operations on August 31, 2010 with the purchase of a seasoned portfolio consisting of approximately $72.3 million of debt and equity investments from two existing private funds, Full Circle Partners, LP and Full Circle Fund, Ltd., formed in 2005 and 2007, respectively. As a result, there is no comparable period to compare results for the fourth quarter and fiscal year ended June 30, 2011. Full Circle Capital completed its initial public offering on August 31, 2010.

Financial Highlights for the Fourth Quarter of Fiscal 2011

➢	Net asset value was $9.08 per share at June 30, 2011

➢	Weighted average portfolio interest rate increased to 12.68% at June 30, 2011 from 12.39% at March 31, 2011

➢	Total investment income was $2.1 million

➢	Net investment income was $1.2 million, or $0.19 per share

➢	Net increase in net assets resulting from operations was $0.8 million, or $0.12 per share

➢
Total portfolio investments at June 30, 2011 were $56.8 million (excluding U.S. treasury bills of $26.0 million), compared to $48.6 million (excluding U.S. treasury bills of $32.0 million and money market funds of $6.0 million) at March 31, 2011

➢	New originations totaling $8.6 million to two companies, of which $7.6 million was funded, and no payoffs from existing portfolio positions

➢	At June 30, 2011, excluding U.S. Treasury bills, 92% of investments were first lien senior secured loans

➢	At June 30, 2011, long term debt outstanding was $3.4 million under the Company’s senior unsecured notes with no funds drawn under its $35 million senior leverage facility

➢	Full Circle paid a quarterly dividend for the fourth quarter of $0.225 per share on July 15, 2011

➢	Per share amounts for the fourth quarter ended June 30, 2011 are based on approximately 6.2 million weighted average shares outstanding

Recent Developments Since June 30, 2011

➢
New originations totaling $30.3 million to four companies, of which $24.8 million was funded. These consist of new facilities of $8.25 million to Pro Grade Ammo Group LLC, $10.5 million to Coast Plating, Inc., $4.5 million to iMedX Inc. and $7.0 million to The Finance Company, LLC

➢	The Company received $12.0 million in payoffs at par, plus fees, from two portfolio companies

➢
Taking into account loan payoffs of $12.0 million and new loan fundings of $24.8 million subsequent to June 30, 2011, valued at cost and not fair value (which has not yet been determined), the portfolio assets on a pro forma basis total approximately $69.6 million at September 20, 2011, with a weighted average portfolio interest rate of 12.66%

➢	The Company extended the maturity date on two loans to existing portfolio borrowers

Management Commentary

“During our first full year as a public company we made significant progress and positioned the company for further growth,” said John Stuart, chairman and chief executive officer of Full Circle Capital Corp. “We were able to cover all of our distributions from net investment income and undistributed short term capital gains, even though we faced an unexpectedly high level of loan realizations, equal to 50.1% of our initial public offering portfolio level.  We ultimately turned these repayments to our advantage by reinvesting the proceeds in higher yielding senior secured loans.  This performance also demonstrated the quality of our loan underwriting.  All loans were paid off at par, and many included fees.

“We have successfully deployed the proceeds from the repayments, completing $7.6 million in two new loan fundings during the fourth quarter and $24.8 million in four new loan fundings since June 30, 2011. These transactions total $32.4 million in new funding activity and an aggregate of $38.9 million in loan facilities,” added Mr. Stuart. “Each of these new originations is an illustration of our investing strategy – to make first lien senior secured loans to growing companies, with a significant level of risk protection and a desirable yield.”

“For the first time, our current loan portfolio level is approximately equal to that at our IPO and our portfolio metrics have improved as well,” continued Mr. Stuart. “Our portfolio yield was 12.68% at June 30, 2011 compared to 12.09% at December 31, 2010, largely due to payoffs from older, lower yielding loans. First lien senior secured loans represent 92% of the portfolio, which carries an aggregate loan-to-value ratio of 55%. Floating rate loans at June 30, 2011 account for 79% of the portfolio compared to 69% at December 31, 2010, which we believe is relatively high compared to our BDC peers, positioning us well for an eventual rise in interest rates.”

Mr. Stuart concluded, “We believe an active and increasing pipeline of prospective loans combined with continued loan demand from borrowers in our targeted smaller and lower middle market space position us to continue our portfolio growth. With our new loan production we have significantly added to our level of investment while increasing our average coupon rate and improving the overall risk/reward of our portfolio. With this progress the Board of Directors has increased the monthly distributions for the second quarter of fiscal 2012 from $0.075 per share to $0.077 per share for an annualized rate of $0.924 per share”

Fourth Quarter Fiscal 2011 Results

The Company’s net asset value at June 30, 2011 was $9.08 per share. For the fourth fiscal quarter ended June 30, 2011, the Company recorded net unrealized depreciation of $0.4 million resulting primarily from fair value adjustments.

The Company generated $1.9 million of interest income during the period, of which approximately 96% was paid in cash with the remaining 4% paid in payment-in-kind (“PIK”) interest. Fee income from structuring fees and other sources totaled $0.2 million. The Company recorded net investment income of $1.2 million, or $0.19 per share, and a net increase in net assets resulting from operations of $0.8 million, or $0.12 per share.

During the quarter, the Company originated 2 new loan facilities for $8.6 million (of which it funded $7.6 million) and existing borrowers drew $2.0 million on existing loan facilities. Repayments and amortization of principal under existing loan facilities and loan and investment realizations totaled $1.2 million. All repayments and realizations were recorded at par.

At June 30, 2011, the Company’s portfolio (excluding U.S. Treasury bills and money market funds) included investments in 13 companies. The average portfolio company investment at June 30, 2011 was $4.6 million.  The weighted average interest rate on investments was 12.68%. At fair value, 92% of portfolio investments were first lien loans, 6% were second lien loans and 2% were equity investments. Approximately 79% of the debt investment portfolio, at fair value, bore interest at floating rates.  The majority of the floating rate loans carry a minimum interest rate floor which protects the Company’s return in a low rate environment. The estimated loan-to-value ratio on the Company’s loans was 55% at June 30, 2011 compared to 54% at March 31, 2011.

Conference Call Details

Management will host a conference call to discuss these results on Wednesday, September 21, 2011 at 10:00 a.m. ET.  To participate in the conference call, please call 866-305-6438 (domestic call-in) or 706-679-7161 (international call-in) and reference code #94540358.

A live webcast of the conference call and the accompanying slide presentation will be available at http://ir.fccapital.com/CorporateProfile.aspx?iid=4151676. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 1:00 p.m. ET on September 21 until 11:59 p.m. ET on September 28 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #94540358.  An archived replay of the conference call and slide presentation will also be available in the investor relations section of the company’s website.

About Full Circle Capital Corporation
Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s web site www.fccapital.com.

Forward-Looking Statements
This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John E. Stuart, CEO	Stephanie Prince/Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
914-220-6300	212-838-3777
Jstuart@fccapital.com	sprince@lhai.com

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2011	June 30, 2010
Assets

Control Investments at Fair Value (Cost of $1,658,552 and $ -)	$842,884	$-
Affiliate Investments at Fair Value (Cost of $7,174,348
and $ -)	7,112,992	-
Investments at Fair Value (Cost of $75,757,764 and $ -)	74,838,241	-
Cash	2,065,943	1,455
Deposit with Broker	2,657,859	-
Interest Receivable	680,527	-
Prepaid Expenses	33,642	-
Other Current Assets	212,961	-
Deferred Offering Expenses	-	425,463
Deferred Credit Facility Fees	50,000	-

Total Assets	88,495,049	426,918

Liabilities

Due to Affiliate	592,418	-
Accounts Payable	116,289	-
Accrued Liabilities	73,228	-
Due to Broker	25,999,632	-
Dividends Payable	1,399,361	-
Interest Payable	23,361	-
Other Current Liabilities	412,171	-
Accrued Offering Expenses	-	425,463
Accrued Organizational Expenses	-	12,500
Distribution Notes	3,404,583	-

Total Liabilities	32,021,043	437,963

Net Assets	$56,474,006	$(11,045)
Components of Net Assets
Common Stock, par value $0.01 per share
(100,000,000 authorized; 6,219,382 and 100 issued
and outstanding, respectively)	$62,194	$1
Paid-in capital in excess of par	58,204,411	1,499
Distributions in excess of Net Investment Income	(340,534)	-
Accumulated Net Realized Gains	344,482	-
Accumulated Net Unrealized Losses	(1,796,547)	-
Deficit accumulated during development stage	-	(12,545)
Net Assets	$56,474,006	$(11,045)
Net Asset Value Per Share	$9.08	$(110.45)

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30, 2011	Year ended June 30, 2011	Period from April 16, 2010 (date of inception) to June 30, 2010
Investment Income
Interest Income	$1,576,482	$5,872,321	$-
Interest Income from Affiliate	352,486	1,125,160	-
Dividend Income	2,335	4,427	-
Dividend Income from Affiliate	-	210,833	-
Other Income	177,132	685,823	-
Other Income from Affiliate	-	61,073	-

Total Investment Income	2,108,435	7,959,637	-

Operating Expenses
Management Fee	307,926	969,533	-
Incentive Fee	294,116	1,130,190	-
Total Advisory Fees	602,042	2,099,723	-

Allocation of Overhead Expenses	90,270	300,900	-
Sub-Administration Fees	78,114	260,381	-
Officers’ Compensation	35,432	110,904	-
Total Administration Fees	203,816	672,185	-

Directors’ Fees	32,125	117,982	-
Credit Facility Expenses	112,098	525,982	-
Professional Services Expense	90,861	300,066	-
Bank Fees	(13,621)	16,135	45
Tax Expenses	3,515	3,515	-
Other	38,556	257,999	-
Organizational Expenses	-	178,979	12,500

Total Gross Operating Expenses	1,069,391	4,172,566	12,545

Management Fee Waiver and Expense Reimbursement	(131,793)	(547,308)	-

Total Net Operating Expenses	937,599	3,625,258	12,545

Net Investment Income (Loss)	1,170,836	4,334,379	(12,545)
Net change in Unrealized Gain (Loss) on Investments	(415,271)	(1,796,547)	-
Realized Gain on Investments	65	344,482	-

Net Increase (Decrease) in Net Assets Resulting from Operations	$755,630	$2,882,314	$(12,545)

Earnings (loss) per common share	$0.12	$0.56	$(125.45)
Weighted average shares of common stock outstanding	6,219,382	5,152,573	100

	For the three months ended June 30, 2011	For the period from August 31, 2010 (commencement of operations) to June 30, 2011	For the period from April 16, 2010 (date of inception) to June 30, 2010

Per Share Data (1) :
Net asset value at beginning of period	$9.183	$9.40	$15.00 (2)
Offering costs	0.000	(0.04)	-
Net investment income	0.188	0.70	(125.45)
Change in unrealized gain (loss)	(0.066)	(0.29)	-
Realized gain (loss)	0.000	0.06	-
Dividends declared	(0.225)	(0.75)	-
Net asset value at end of period	$9.080	$9.08	$(110.45)

(1)	Financial highlights are based on average weighted shares outstanding.
(2)	For the period from April 16, 2010 (date of inception) to June 30, 2010, the net asset value at issuance was $15.00.